Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) of Pinnacle Financial Partners, Inc. and its subsidiaries of our report dated February 29, 2016 relating to the consolidated financial statements of BNC Bancorp and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which appear in the Annual Report on Form 10-K of BNC Bancorp for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

January 23, 2017